EXHIBIT 10.1

Consulting Agreement

This Consulting Agreement (the “Agreement”) is entered into as of December 9, 2021, by and between Ajay Shah (“Advisor”) and SMART Global Holdings, Inc. (the “Company”).

WHEREAS, Advisor serves as Chairman of the Board of Directors for the Company (the “Board”);

WHEREAS, Advisor previously served as President and Chief Executive Officer for the Company;

WHEREAS, on August 13, 2020, Advisor stepped down from his role as President and Chief Executive Officer following his assistance in selecting and recruiting Mark Adams as successor;

WHEREAS, Advisor now intends to retire from his services as Chairman of the Board, effective as of the date of the consummation of the Company’s annual meeting of shareholders held in 2022 (the “Effective Date”); and

WHEREAS, the Company desires to provide an orderly transition of Advisor’s duties and responsibilities and Advisor desires to assist the Company in realizing an orderly transition and retain Advisor.

NOW, THEREFORE, in furtherance of the foregoing, Advisor and the Company agree as follows:

1.	Retirement. Advisor will retire from his service as the Chairman of the Board, and will no longer serve on the Board, effective as of the Effective Date.
2.

Services.  Following the Effective Date, Advisor shall provide the following services (the “Services”) to the Company: (i) advice to the Chief Executive Officer of the Company, as reasonably requested by the Chief Executive Officer or the Chairman of the Board from time to time; (ii) such other services as reasonably requested by the Chief Executive Officer or the Chairman of the Board from time to time. Advisor shall not perform any services or act in any other capacity for the Company other than the provision of the Services. The Services are not expected to be performed for more than 10 hours per quarter. During the Term (as defined below), Advisor will continue to have access to his Company email address and business laptop, and will remain on the Company’s public website as an advisor to the Company.

3.Term and Termination.

(a)The term of the Services to be provided pursuant to this Agreement shall commence on the Effective Date and continue until the date of the Company’s annual meeting of shareholders occurring in 2023 (the “Term”); provided, that (i) Advisor may terminate the Term early for any reason with 30 days’ written notice and (ii) the Company may terminate the Term early upon written notice to Advisor of a termination for “Cause” in accordance with Section 3(b).

(b)For purposes of this Agreement, “Cause” shall mean the Advisor’s: (A) material breach of this Agreement or any other material written agreement with the Company, (B) conviction of, or plea of nolo contendere to, a felony (excluding traffic offenses) which has or is reasonably expected to have a material detrimental effect on the reputation or business of the Company or its affiliates; (C) gross misconduct or other intentional conduct that has or is reasonably expected to have a material detrimental effect on the reputation or business of the Company or its affiliates; (D) willful and improper disclosure of confidential information; or (E) willful failure to reasonably cooperate with the Company in any investigation or formal proceeding; provided that no such determination may be made until Advisor has been given written notice detailing the specific Cause event and a period of thirty (30) days following receipt of such notice to cure such event (if the event is curable), or, if such event is not so cured (or is not curable), an opportunity on at least five (5) days advance written notice to appear (with legal counsel) before the full Board to discuss the specific circumstances alleged to constitute a Cause event.

4.

Compensation. As of the date hereof, Advisor holds certain equity-based awards granted under the SMART Global Holdings, Inc. Amended and Restated 2017 Share Incentive Plan (the “Plan”).  These equity-based awards include (i) options to purchase Company’s ordinary shares (the “Options”) and (ii) restricted stock units (“RSUs”).  In consideration for the Services, and subject to Advisor’s compliance with this Agreement, for purposes of the Options and RSUs, Advisor’s retirement pursuant to Section 1 will not be considered a “termination of employment or service” as defined in the Plan, but rather, during the Term, the Options and RSUs will continue to vest in accordance with the vesting schedule provided in the applicable award agreements setting forth such Options and RSUs.  For the avoidance of doubt, the final day of the Term will be deemed a “termination of employment or service” for purposes of the Options and RSUs, and any Options and RSUs that would be forfeited pursuant to their terms upon a termination of employment or service will be forfeited.  The post-termination exercise period of Advisor’s Options will be extended to the earlier of (i) 180 days from the last day of the Term or (ii) the original expiration date for such Options.  The terms provided by the Plan and the underlying award agreements shall continue to apply during the Term. Except as set forth in this Section 4, Advisor will not be eligible to participate in or receive any other compensation or benefits in connection with the provision of the Services.

5.Release.

(a)In consideration for the benefits outlined in the Agreement, to which Advisor is not otherwise entitled, Advisor hereby releases the Company as follows (the “Release”): Advisor generally and completely releases the Company and its affiliated entities (collectively “Company Entities”) and their directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (together with the Company Entities, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown (collectively, “Claims”), arising (i) out of Advisor’s employment, Board membership or other relationship with the Company Entities, and the termination of such service or relationship or (ii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof, in each case that Advisor ever had, now has or may hereinafter have against any of the Release Parties. This Release does not apply to (w) any rights Advisor may have as a member or holder of equity or other securities of the Company, (x) any claims which cannot be released as a matter of law, (y) any rights Advisor may have under Section 4 or any other benefits to which Advisor is entitled under the Agreement, or (z) any claim relating to directors’ and officers’ liability insurance coverage or any right of indemnification and similar matters in accordance with applicable laws, the articles, the charter and bylaws of the Company or other organizational documents and any indemnification agreement Advisor has with the Company.

(b)Advisor acknowledges that Advisor is knowingly and voluntarily waiving and releasing any rights Advisor has under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”) and that the consideration given for the waiver and release is in addition to anything of value to which Advisor was already entitled. Advisor further acknowledges that Advisor has been advised by this writing, as required by the ADEA, that: (i) Advisor’s waiver and release specified in this paragraph do not apply to any rights or claims that arise after the date Advisor signs this Release; (ii) Advisor has the right to consult with an attorney prior to signing this Release; (iii) Advisor has up to 21 days to consider this Agreement (although Advisor may choose voluntarily to sign this Release earlier); (iv) Advisor has seven days after Advisor signs this Agreement to revoke the Release; and (v) this Agreement will not be effective until the date on which the revocation period has expired, which will be the eighth day after Advisor signs this Release, assuming Advisor has returned it to the Company by such date.

(c)Waiver of Unknown Claims. In granting the general release herein, Advisor acknowledges that Advisor has read and understand California Civil Code section 1542, which states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Advisor expressly waives and relinquishes all rights and benefits under that section and any law of any jurisdiction of similar effect.

(d)In addition, Advisor agrees that during the Term and at all times thereafter, he shall not make any written or oral statements about any of the Released Parties that are negative or disparaging, implied or express, or that are intended to damage the Company’s business reputation or goodwill, and he shall not engage in discussions or correspondence about the Company with the media, the Company’s shareholders or the Company’s employees, directors or officers, except in connection with providing the Services. Notwithstanding the foregoing, nothing in this Agreement or otherwise shall preclude Advisor from (a) communicating or testifying truthfully to the extent required by law to any federal, state, provincial or local governmental agency or in response to a subpoena to testify issued by a court of competent jurisdiction, or otherwise pursuant to legal process or (b) responding publicly to incorrect, disparaging or derogatory public statements by the Company to the extent reasonably necessary to correct or refute such public statements.

6.

Independent Contractor Status.  Advisor shall act solely as an independent contractor with respect to the Company, and as such, shall not be authorized to and shall not seek or attempt to bind, represent or speak on behalf of the Company to third parties without the prior written consent of the Company. Advisor hereby acknowledges and agrees that all amounts payable pursuant to this Agreement shall represent fees for services as an independent contractor, and shall therefore be paid without any deductions or withholdings taken therefrom for taxes or for any other purpose. Advisor shall be solely responsible for the payment of any federal, state, or local income or self-employment taxes imposed on him with respect to any amounts paid to Advisor with respect to or as a result of this Agreement. With respect to the Services provided hereunder, Advisor shall not be eligible to participate in the benefit plans of the Company, including without limitation, any retirement, pension, profit sharing, group insurance, health insurance or similar plans, if any, that have been or may be instituted by the Company for the benefit of its employees; provided that Advisor may participate in the benefit plans of the Company in his status as a former employee of the Company where applicable.

7.

Section 409A.  This Agreement and the payments to be made hereunder are intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and construed in compliance therewith.

8.

Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given:

If to the Company:	SMART Global Holdings, Inc.
c/o Chief Executive Officer
890 Tasman Drive
Milpitas, California 95035

If to Advisor:	Ajay Shah
**********
**********

9.

Indemnification and D&O coverage.  Nothing in this Agreement will adversely affect Advisor’s rights with respect to Company provided indemnification and directors and officers (“D&O”) insurance coverage relating to Advisor’s services with the Company.  In addition, Advisor will continue to have full rights to Company provided indemnification and D&O insurance coverage with respect to the Services provided by Advisor hereunder.

10.

Miscellaneous.  This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to such subject matter. The provisions and obligations of this Agreement which are intended to survive upon termination of this Agreement shall survive. This Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of California without regard to its principles of conflict of laws. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. No amendment, modification, termination or waiver of any provisions of this Agreement and no consent to any departure by any party therefrom shall in any event be effective unless the same shall be in writing and signed by the parties hereto, and then such waiver or consent shall be effective only in the given instance and for the specific purpose for which given.

11.

Assignment.  Neither this Agreement nor any right or interest hereunder shall be assignable by Advisor, his beneficiaries or legal representatives without the Company’s prior written consent. The Company may assign this Agreement to any successor or assign (whether directly or indirectly, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and its permitted successors and assigns.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SMART GLOBAL HOLDINGS, INC.

By:	/s/ Mark Adams
	Name:	Mark Adams
	Title:	Chief Executive Officer

ADVISOR

/s/ Ajay Shah
Ajay Shah